Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 3 TO CREDIT AGREEMENT

AMENDMENT No. 3, dated as of December 19, 2016 (this “Amendment”), to the Credit Agreement, dated as of March 28, 2012 (as amended by that certain Amendment No. 1 thereto, dated as of April 2, 2013, and that certain Amendment No. 2 thereto, dated as of November 17, 2016, and as further amended, restated, modified and supplemented from time to time prior to the date hereof, the “Credit Agreement”), by and among TELESAT HOLDINGS INC. (“Holdings”), TELESAT CANADA (the “Canadian Borrower”), TELESAT LLC (the “U.S. Borrower” and, together with the Canadian Borrower, the “Borrowers” and, each, a “Borrower”), the Guarantors party thereto, the several banks and other financial institutions or entities from time to time party to the Credit Agreement (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), Collateral Agent, Swingline Lender and L/C Issuer.

WHEREAS, Section 9.08(d) of the Credit Agreement provides that the Canadian Borrower and the Administrative Agent may (in their respective sole discretion) enter into any amendment or modification of any Loan Document to cure any ambiguity, omission, defect or inconsistency;

WHEREAS, the Canadian Borrower and the Administrative Agent desire to amend the Credit Agreement pursuant to Section 9.08(d) on the terms set forth herein to cure an ambiguity, omission and defect;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1 Defined Terms; References. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction and other interpretive provisions specified in Sections 1.02 of the Credit Agreement shall apply to this Amendment, including terms defined in the preamble and recitals hereto.

Section 2. Amendment to Section 6.06 of the Credit Agreement. Section 6.06(k)(y) of the Credit Agreement shall be amended by (x) inserting the words “per annum” immediately after the words “in an amount” and (y) deleting the words “in any calendar year”.

Section 3. Effectiveness. This Amendment shall become effective on the fifth Business Day following the date hereof (the “Effective Date”), provided (x) the Administrative Agent shall not have received a written notice from the Required Lenders stating that the Required Lenders object to this Amendment prior to such date and (y) the Canadian Borrower shall have paid all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Amendment (including the reasonable fees, disbursements and the charges for counsel) required to be reimbursed or paid by the Loan Parties under Section 9.05 of the Amended Credit Agreement.

Section 4. Effect of Agreement; Etc. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair or constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect and each Loan Party reaffirms its obligations under the Loan Documents to which it is party. From and after the Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.

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Section 5 Representations of Borrowers. The Canadian Borrower hereby represents and warrants that, as of the Effective Date and after giving effect to this Amendment:

(a)	no Default or Event of Default has occurred and is continuing; and

(b)	all representations and warranties made by any Loan Party contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on and as of the Effective Date or on such earlier date, as the case may be (after giving effect to such qualification).

Section 6. Miscellaneous. For the avoidance of doubt, Sections 9.01, 9.05, 9.11, 9.14 and 9.15 shall apply to this Amendment mutatis mutandis.

Section 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TELESAT CANADA

By:	/s/ Christopher DiFrancesco
	Name:	Christopher DiFrancesco
	Title:	Vice President, General Counsel & Secretary

[Telesat - Signature Page to Amendment No. 3]

JPMoRGAN CHASE BANK, n.a., as Administrative Agent

By:	/s/ Bruce S. Borden
	Name:	Bruce S. Borden
	Title:	Executive Director

[Telesat - Signature Page to Amendment No. 3]